Exhibit 99.2

FIRST MIDWEST BANCORP, INC.

Emergency Economic Stabilization Act of 2008 (“EESA”)

Section 111(b)(4) Certification

I, Paul F. Clemens, Executive Vice President and Chief Financial Officer, certify, based on my knowledge, that:

(i) The compensation committee of First Midwest Bancorp, Inc. (“First Midwest”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on January 1, 2011 and ending on November 23, 2011, the date on which First Midwest repaid all of its TARP Obligation (“2011 TARP Period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to First Midwest Bancorp, Inc.;

(ii) The compensation committee of First Midwest Bancorp, Inc. has identified and limited during the 2011 TARP Period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Midwest Bancorp, Inc. and identified any features in the employee compensation plans that pose risks to First Midwest Bancorp, Inc. and limited those features to ensure that First Midwest Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the 2011 TARP Period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of First Midwest Bancorp, Inc. to enhance the compensation of an employee and has limited those features;

(iv) The compensation committee of First Midwest Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of First Midwest Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Midwest Bancorp, Inc.;

(B) Employee compensation plans that unnecessarily expose First Midwest Bancorp, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of First Midwest Bancorp, Inc. to enhance the compensation of an employee;

(vi) First Midwest Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the 2011 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First Midwest Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the 2011 TARP Period;

(viii) First Midwest Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the 2011 TARP Period;

(ix) The board of directors of First Midwest Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and First Midwest Bancorp, Inc. and its employees have complied with this policy during the 2011 TARP Period, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) First Midwest Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the 2011 TARP Period;

(xi) First Midwest Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the 2011 TARP Period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii) First Midwest Bancorp, Inc. will disclose whether First Midwest Bancorp, Inc., the board of directors of First Midwest Bancorp, Inc., or the compensation committee of First Midwest Bancorp, Inc. has engaged during the 2011 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First Midwest Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2011 TARP Period;

(xiv) First Midwest Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Midwest Bancorp, Inc. and Treasury, including any amendments; and

(xv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/S/ PAUL F. CLEMENS
Paul F. Clemens
Executive Vice President and Chief Financial Officer

February 28, 2012